Exhibit (s)
Calculation of Filing Fees Tables

Form N-2 (Form Type)

Nuveen Churchill Private Capital Income Fund
(Exact Name of Registration as Specified in its Charter)
Table 1: Newly Registered Securities

			Fee Calculation or		Proposed Maximum Offering	Maximum
Security		Security Class	Carry Forward	Amount	Price Per	Aggregate Offering		Amount of Registration
Type		Title	Rule	Registered	Security	Price	Fee Rate	Fee(1)
Fees to be Paid	Equity	Common Shares of beneficial interest, $0.01 par value per share	457(o)	—	—	$2,500,000,000	.0000927	$231,750
Fees Previously Paid	—	—	—	—	—	—	—	—
		Total Offering Amount				$2,500,000,00		$231,750
		Total Fees Previously Paid				$231,750		$231,750
		Total Fee Offset						$—
		Net Fee Due						$0

(1)        Calculated pursuant to Rule 457(o) and previously paid in connection with the filing of the Registrant’s Registration Statement on Form N-2.
48853918.2